 Amended Schedule A to the Guinness Atkinson Funds
Rule 12b-1 Distribution and Service Plan

Participating Funds
Alternative Energy Fund
Asia Focus Fund
Asia Pacific Dividend Builder Fund
China & Hong Kong Fund
Dividend Builder Fund
Global Energy Fund
Global Innovators Fund – Investor Class
Renminbi Yuan & Bond Fund
SmartETFs Smart Transportation & Technology ETF